Filed Pursuant to Rule 433
Type = FINAL TERMS SHEET
Registration Statement Nos. 333-122925 and 333-122925-01

Citigroup Funding Inc.
Callable Floating Rate / Fixed Rate Notes Due 2009
Final Term Sheet
March 29, 2006

Issuer:			Citigroup Funding Inc.
Guarantee:		Any payments due on the Notes are fully and unconditionally
 			guaranteed by Citigroup Inc., Citigroup Funding's parent
			company.
Rating of Issuer's Obligations:	Aa1/AA- (Moody's/S&P) based upon the
Citigroup 						guarantee.
Offering:		Callable Floating Rate / Fixed Rate Notes Due 2009
Sole Underwriter:	Citigroup Global Markets Inc.
Principal Amount Issued:US$50,000,000.00
Pricing Date:		March 29, 2006
Issue Date:		April 6, 2006
Maturity Date:		April 6, 2009
Issue Price:		100%
Interest Rates: 	Year 1: Three-month U.S. dollar LIBOR plus 0.10%
			Thereafter: 5.60% per annum
Interest Calculation Periods:	Year 1:	Each three-month period from and
			including a Floating Rate Interest Payment Date to
			and including the day immediately preceding the next
			Floating Rate Interest Payment Date
			Thereafter: Each six-month period from and including a Fixed
			Rate Interest Payment Date to and including the
			day immediately preceding the next Fixed Rate
			Interest Payment Date
Floating Rate Interest Payment Dates:	Quarterly on the 6th day of
			each April, July, October and January,
			beginning on July 6, 2006 and ending on April 6, 2007
Computation of Floating Interest: Actual over 360, adjusted (the interest
			payment date falling April 6, 2007 shall be subject
			to adjustment for payment only)

Fixed Rate Interest Payment Dates: Semi-annually on the 6th day of
			each April and October, beginning on October 6, 2007 and ending on the Maturity Date
Computation of Fixed Interest: 30 over 360, unadjusted

Payment at Maturity:	100% of the principal amount
Early Redemption:	Callable, in whole and not in part, by the Issuer at 100.00%
			on April 6, 2007 only
Redemption Price:	100% of the principal amount, plus any accrued and unpaid
			interest
Notice of Redemption:	Not less than 30 calendar days
Business Day:		New York
Calculation Agent:	Citibank, N.A.
Form and Denomination:	Registered Medium-Term Notes in minimum denominations of
			US$ 10,000 and minimum increments of US$ 1,000 thereafter
Shelf Series:		A
Clearing and Settlement:DTC
Listing:		None
CUSIP Number:		1730T0AJ8
Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.